Calculation of Filing Fee Tables
S-8
BTCS Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock under the 2021 Equity Incentive Plan	Other	24,500,000	$ 1.616	$ 39,592,000.00	0.0001381	$ 5,467.66
Total Offering Amounts:						$ 39,592,000.00		$ 5,467.66
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 5,467.66
Offering Note
[1]	This Registration Statement also covers an indeterminate number of additional shares of Common Stock that may become issuable under the BTCS Inc. 2021 Equity Incentive Plan (the "2021 Plan") or pursuant to outstanding stock option awards set forth herein as a result of stock splits, stock dividends and other terms pursuant to Rule 416 under the Securities Act of 1933 The Proposed Maximum Offering Price Per Unit is estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Common Stock as reported on The Nasdaq Capital Market on March 23, 2026. The Registration Statement also includes a reoffer prospectus in accordance with General Instruction C of Form S-8. The reoffer prospectus included herein also includes shares of Common Stock that may be acquired by the directors and executive officers under the 2021 Plan.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources